UNITED STATES

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Washington, D.C. 20549

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GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

SEMIRAMIS PALIOU

SIMEON PALIOS

IOANNIS G. ZAFIRAKIS

MARIA DEDE

MARGARITA VENIOU

EVANGELOS SFAKIOTAKIS

MARIA-CHRISTINA TSEMANI

ANASTASIOS MARGARONIS

KYRIACOS RIRIS

APOSTOLOS KONTOYANNIS

ELEFTHERIOS PAPATRIFON

SIMON FRANK PETER MORECROFT

JANE SIH HO CHAO

JENS ISMAR

GUSTAVE BRUN-LIE

QUENTIN SOANES

PAUL CORNELL

CHAO SIH HING FRANCOIS

VICKTORIA POZIOPOULOU

STAR BULK CARRIERS CORP.

PETROS PAPPAS

HAMISH NORTON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 28, 2026, Diana Shipping Inc. (“Diana”) reported financial results for the first quarter ended March 31, 2026 and issued a slide presentation. A transcript of the earnings call is included below.

Additionally, TradeWinds News published the below two articles authored by Harry Papachristou based on an interview of Semiramis Paliou, Chief Executive Officer of Diana, and Petros Pappas, Chief Executive Officer of StarBulk Carriers Corp. Consent to use these articles was not sought or obtained from TradeWinds or Mr. Papachristou.

Copies of the materials can be found below:

TradeWinds Articles

‘We put our money where our mouth is’: Paliou doubles down on Genco bid

Diana Shipping and Star Bulk CEOs say they are the only game in town for Genco shareholders

TradeWinds

By Harry Papachristou

28 May 2026

As the clock ticks down to an 18 June showdown at a Genco shareholders meeting, Greek owners Semiramis Paliou and Petros Pappas have raised the stakes in a campaign to install a new board at the New York company.

Diana became Genco Shipping & Trading’s single biggest shareholder late last year and followed up with two offers to buy the entire US-listed company.

After Genco’s board under chief executive John Wobensmith rejected both offers, an acrimonious litany of claims and counter-claims followed, with both sides trying to woo shareholders.

In an interview with TradeWinds before Diana filed a third and higher bid at $24.80 per share on Wednesday, Diana CEO Paliou and Star Bulk CEO Pappas aimed to cut through the back-and-forth, stating that Diana’s offer is the only game in town for Genco shareholders.

A formal tender offer submitted directly to Genco shareholders to buy their stock, which runs in parallel with the proxy board fight, highlights how serious Diana is about the bid, Paliou said.

“It shows we’re there and nobody else is,” Diana’s principal added.

Star Bulk Carriers, which backs Diana with a pledge to acquire 16 of Genco’s 45 ships if a takeover is consummated, points to the lack of a higher counter-bid from any third party to prove the point.

“The offer has been on the table for more than six months now, and nobody else has come forward to propose even 50 cents more,” Pappas said.

According to Paliou, it has been difficult for Diana to contemplate paying more, because of what it describes as a refusal by Genco’s board to meaningfully engage in negotiations.

Diana has said in proxy fight materials submitted that there “hasn’t been one phone call or meeting to discuss how a transaction could work for all parties”.

“We’re not out to claim that Genco’s management is bad, but their decision not to sit down at the table is the worst possible,” Paliou told TradeWinds.

Genco’s board, which said late on Wednesday that it is reviewing Diana’s third proposal, has dismissed the accusation of previous failure to engage.

According to Genco’s proxy materials, management “responded” after “thoroughly reviewing” Diana’s proposals, with the “assistance of external advisers”.

The materials Genco filed in relation to Diana’s previous $23.50 proposal said the bid “significantly undervalues” Genco; was “not in the best interest” of its shareholders; was “highly conditional”; and had “considerable execution risks”.

Paliou and Pappas, however, reject Genco’s argument that Diana is trying to acquire the New York owner on the cheap by making an offer below its current net asset value.

Apart from citing several recent dry bulk mergers that took place below NAV, Diana believes that Genco shares have been trading above NAV only because of Diana’s offer, not as a result of any intrinsically superior strategy by Genco’s management.

According to a Diana presentation, Genco’s price-to-NAV ratio shot up only after Diana disclosed that it was holding a considerable stake in the company.

“It’s like we’re assuming that Genco suddenly became the world’s best shipping manager over the past few months,” Paliou said.

Genco, however, has dismissed Diana’s argument, saying its presentation is based on “skewed” data.

Earlier this month, to prove its conviction that Genco’s current share price is “inflated”, Diana sold some stock above the $23.50 per share that it was then offering and said it would reinvest the share sale gains in the financing of the intended acquisition.

“We put our money where our mouth is,” said Paliou.

Diana also dismisses Genco’s arguments about the poor quality of Diana’s management, pointing to the $1.433bn in bank financing it has secured for its acquisition plan from major shipping banks led by DNB Carnegie and Nordea.

“They would have hardly entrusted this kind of money to an untrustworthy company,” Paliou said.

She keeps her options open as to what she will do with Diana’s Genco stake of more than 14% if her bid to unseat its management fails.

“The optimal, and in my view most likely, scenario is that we won’t get to a proxy fight on 18 June at all — it will be clear by then anyway who’s winning,” she told TradeWinds.

Much may ride on the position that influential proxy shareholding-advisory service ISS takes.

Other major Genco shareholders are the investment arm of Singapore-based shipping firm Berge Bulk, US private equity giant BlackRock and investment firm Dimensional Fund Advisors.

Paliou and Pappas explain M&A interest in Genco

Consolidation is part of the dry bulk business, but it has a ceiling, say the heads of Star Bulk and Diana Shipping

TradeWinds

By Harry Papachristou

28 May 2026

Semiramis Paliou’s bid to buy Genco Shipping & Trading is motivated by a desire to make Diana the second-biggest New York-listed dry bulk company.

“Consolidation is part of our business,” Paliou said in an interview with TradeWinds in Athens alongside ally Petros Pappas of Star Bulk Carriers.

“It’s about getting more visibility, liquidity and economies of scale.”

Diana Shipping, which has been listed in New York since 2005, has 38 bulkers.

The decision to sell 16 of Genco’s ships to Star Bulk — if a Genco deal goes through — is not just designed to add a cash component to the transaction’s funding but also to avoid over-extending Diana’s future fleet.

“The object was to find ourselves with a much bigger fleet at a size we can digest,” Paliou said.

Responding to criticism that the $470.5m price Star Bulk will pay for the 16 Genco vessels does not reflect their current value, the two Greek allies said the issue is their own concern.

“Even if we gave the ships to Mr Pappas for free, Genco shareholders would still get their full value,” Paliou said.

Pappas said Star Bulk is particularly attracted by the capesize and ultramax component of the 16 ships that it has provisionally agreed to buy.

“After acquiring Eagle Bulk, we grew much in supramaxes but fell a little behind on capes,” he said.

“This increases the share of capes in our fleet, and we like the ultramaxes as well, which have been doing very well over the past few years and whose addition would be very positive for Star Bulk.”

Consolidation, however, has a ceiling, which is why Pappas and Paliou say they do not see a point in a merger between them.

“Economies of scale work only up to a point — a management team can’t properly look after 200 ships,” said Pappas.

Star Bulk itself would already have a fleet of that size, had it not culled about 50 older vessels on the secondhand market over the past few years.

“I can understand very well what Diana is doing — with 70 ships, they would reach a very good, core fleet,” Pappas said.

Earnings Call Transcript

Diana Shipping Inc.

First Quarter 2026 Financial Results

May 28, 2026

Presenters

Semiramis Paiu, Chief Executive Officer

Ioannis Zafirakis, Director and President

Maria Dede, Co-CFO and Treasurer

Dave Van der Linden, Chief Financial Officer of Diana Shipping Services SA

Q&A Participants

Kristoffer Barth Skeie – Arctic Securities

Operator

Thank you for standing by, ladies and gentlemen, and welcome to the Diana Shipping Inc. conference call on the first quarter 2026 financial results. We are joined by the company's Chief Executive Officer, Ms. Semiramis Paiu. At this time, all participants are in a listen-only mode. There will be a presentation followed by a Q&A session. To ask a question, press star, one, on your telephone keypad and wait for your name to be announced. Please note that this conference is being recorded.

We will now turn the floor over to Ms. Semiramis Paiu. Please go ahead.

Semiramis Paiu

Thank you. Good morning, ladies and gentlemen. Welcome to Diana Shipping Inc.'s first quarter 2026 financial results conference call. I am Semiramis Paiu, the CEO of the company, and it's my pleasure to present alongside our esteemed team, Mr. Ioannis Zafirakis, Director and President; Ms. Maria Dede, Co-CFO and Treasurer, Mr. Dave Van der Linden, Chief Financial Officer of Diana Shipping Services SA. Before we begin, I'd like to remind everyone to review the forward-looking statements on page four of the accompanying presentation.

The first quarter of 2026 continued to show strong momentum, which carried over from last year. The usual seasonal slowdown in Q1 did not happen and the Capesize market had its best first quarter since 2010. Again, this was due to several factors, none of them necessarily demand-driven. We saw more utilization tightening caused by longer ton miles, a substantial dry dock schedule and the situation in the Strait of Hormuz.

The Middle east conflict not only caused part of the dry bulk fleet to be tied up in that area, but also an overall reduction in operating speeds, especially on the long haul routes. Capesize vessels were the strongest movers, but this time, we have also seen a marked improvement in the [inaudible] market which was supported by a spike in coal movements in the Pacific. Countries like Japan, South Korea and Vietnam have increased their coal imports to address their energy needs.

Interestingly, the growth in grain shipments was also concentrated to other countries besides China. In the quarter we took period coverage across all sizes in the fleet, again at rates significantly higher than their previous charters. I would like to mention that although Diana has no vessels directly affected by the Persian Gulf situation, our thoughts are with the many seafarers who must fear for their safety and well-being.

Turning to slide five, let's review our company snapshot as of today. Diana Shipping Inc., founded in 1972 and listed on the New York Stock Exchange since 2005, operates a fleet of 36 dry bulk vessels, one of which is mortgage free. Our fleet has an average age of 12.5 years and a total dead weight capacity of approximately four million tons. We anticipate the delivery of two methanol dual fuel new building Kamsarmax dry bulk vessels at the end of 2027 and early 2028 respectively.

Fleet utilization reached 99.9% for the three months ended March 31st, 2026, highlighting our effective vessel management strategy. As of the end of the first quarter, we employed 941 individuals at sea and ashore. Financially, our net debt stands at 46% of market value, supported by $124.5 million in cash reserves as of quarter end, and total secured revenues of approximately $168.5 million as of May 20th, 2026.

Moving on to slide six, let's go over the key highlights of the first quarter 2026 and recent developments. In January we announced our intention to nominate a slate of six highly qualified independent candidates for election at Genco's annual meeting on June 18th. In March the same year, we increased our offer to $23.50 per share in cash to acquire all outstanding shares of Genco not already owned by us. The offer is backed by $1.433 billion in full committed financing from six leading global banks with no financing conditions.

The offer is further supported by a definitive agreement with Star Bulk Carriers Corp. Which will acquire 16 Genco vessels for $470.5 million upon closing. In May 2026, we launched a tender offer to acquire all outstanding shares of Genco for $23.5 per share in cash. As of May 20th, 2026, we have secured $123.5 million of contracted revenues for 83% of the remaining ownership days of the year 2026, and have secured $44.1 million of contracted revenues for 17% of the remaining ownership days of the year 2027.

In May 2026, we were awarded the Global Award in the Governance Leader Award category at the Environmental, Social and Governance Shipping Awards 2026. Today, we are pleased to declare a quarterly cash dividend of $0.01 per common share with respect to the first quarter of 2026, totaling approximately $1.2 million. Lastly, just yesterday, we amended our offer price to acquire Genco to $24.8 per share in cash and have extended the tender offer deadline to June 26, 2026. The revised offer price will be adjusted on a one-for-one basis for any dividends or other distributions declared or paid to shareholders following the announcement of our offer.

The new increased offer represents a 39% premium to Genco's undisturbed share price on the day before our initial offer, a 48% premium to its 30-day volume weighted average price as of that date, and is priced at approximately 1x net asset value at what analysts have described as 15 years high asset value. It should be noted that Genco's share price is currently trading at or around NAV, while the dry bulk peers are currently trading at an average 20% discount to NAV.

Before our involvement, Genco traded at an average 30% discount to NAV since 2020. As such, Genco shareholders face significant downside risk in the absence of our offer. If the offer is not completed, Genco's share price could decline to approximately $18 per share if the stock reverts towards its historical trading. Unfortunately, for six months, the Genco Board has completely refused to engage with us, Genco's largest shareholder.

Our previous offer have each been met with silence and we are hopeful that the Genco Board will finally sit down with us to engage in a constructive dialogue. This is the path forward that we strongly prefer, but we have also given Genco shareholders the opportunity to vote for our board nominees, who we are confident will explore all opportunities to maximize value and to tender their shares. We are committed to seeing this through and you can stay informed by visiting our campaign website at cashforgenco.com. We urge Genco shareholders to vote the Gold Universal Proxy card for Diana's sixth independent director's nominee at the 2026 annual meeting. For more information please visit our website at cashforgenco.com.

Moving on to slide eight. Slide eight summarizes our recent chartering activity. From February 20, 2026 until May 20th, we have secured time charters for five vessels, an Ultramax vessel at a daily rate of 16,000 for 408 days; three Kamsarmax, Panamax and Post-Panamax vessels at an average daily rate of $17,297 for an average of 387 days; a Capesize vessel at a daily rate of 27,500 for 641 days.

Slide nine highlights our disciplined chartering strategy. We focus on staggered medium to long-term charters to avoid clustered maturities, ensuring earnings visibility and resilience against market downturns. This disciplined chartering strategy has secured for the remaining of 2026 approximately $124 million in contracted revenues, resulting in an average fixed time charter rate of $18,338 per day. For the rest of 2026, only 17% of days remain unfixed. The average contract duration is 1.24 years, covering some days of 2027.

Now, I'll pass the floor to our co CFO Maria Dede for a more detailed financial analysis.

Maria Dede

Thanks, Semiramis. Good morning, everyone, and thank you for joining us today. I will walk you through our financial performance for the first quarter of 2026. Time charter revenues were 54.7 million, slightly lower than the $54.9 million in the same quarter last year. The decrease reflects a smaller fleet size compared to the prior year period and was largely offset by a higher time charter equivalent rate achieved during the quarter. Adjusted EBITDA was $23.3 million for both periods.

Net income was $29.1 million compared to $3 million in the first quarter of 2025. Net income attributable to common stockholders was $27.7 million compared to $1.6 million in the first quarter of 2025. Basic and diluted earnings per common share was $0.25 for the first quarter of 2026, compared to $0.01 for the same quarter last year. Profitability of the quarter was supported by the higher time charter equivalent rate mentioned earlier, decreased interest expense on our steadily amortizing debt, increased dividend income and an unrealized gain on our investment in Genco of 26.4 million.

We continue to maintain a strong balance sheet with increased cash and decreased debt compared to year-end 2025. As of March 31st, 2026, cash stood at $124.5 million compared to $122.3 million as of December 31st, 2025. Long-term debt and finance liabilities net of deferred financing costs decreased to $621.1 million as of March 31st, 2026 from $636.1 million as of year-end 2025, reflecting the quarter's debt amortization. We ended the quarter with a strong liquidity position and a conservative net loan to buy of 46%.

During the quarter we operated an average of 36 vessels compared to 37.8 vessels in the same quarter last year, following the sale of Alcmene early in March and Selena in July 2020. This reduction is reflected in lower revenues, operating expenses and ownership available and operating days. Time charter equivalent averaged $16,035, a 2% increase compared to $15,739 in the first quarter of 2025, with a strong fleet utilization of 99.9%.

Vessel operating expenses for the quarter decreased by 3% to $19.5 million compared to 20 million in the first quarter of 2025 due to the smaller fleet size. On a per day basis, daily operating expenses rose by 2% to $6,009, compared to $5,866 in the first quarter of 2025, mainly due to higher crude [inaudible] supply and environmental costs. We maintain a disciplined approach to leverage, the mix of variable rate secured bank debt, the senior unsecured bond with a fixed coupon and certain leaseback facilities at fixed interest rates provides diversification and stability.

Our amortization profile is gradual, with no significant near-term refinancing concentration. Our debt amortization schedule is steady and predictable through 2029, when the $175 million senior unsecured bond matures. We will address this maturity well in advance to ensure liquidity stability, minimize refinancing risk and maintain predictable cash flows.

In this slide, we compare our free cash flow breakeven levels against estimated revenues for 2026 and 2027. As of March 31st, 2026, our cash flow break-even rate stood at $16,344 per day, including voyage operating and general and administrative expenses, financing costs and debt amortization. For the remainder of 2026, we have secured 83% of the ownership days at an average time charter rate of $18,338 per day, generating expected revenues of $123.5 million.

For 2027, 17% of the ownership days are fixed at an average time charter rate of $19,858 per day, with expected revenues of $44.1 million. Potential revenues for the remainder of 2026 and for 2027, including the estimated revenues for the unfixed days based on FFA rates as of May 20, 2026 could reach $149.6 million and $252.3 million for 2027 respectively. Overall, our competitive breakeven rate reflects disciplined cost control across the fleet. Our contracted revenues provide solid visibility and downside protection, while the market exposure of the unfixed operating days allows us to preserve flexibility in our commercial strategy and participate in improving market conditions.

This slide highlights dividend distributions. The company has consistently rewarded shareholders with quarterly dividends since the third quarter of 2021, in both cash and shares. In line with this policy, we declared a dividend of $0.01 per share for the first quarter of 2026, bringing cumulative dividends paid since 2021 to $2.71 per common share. Dividends are declared at the discretion of the Board and depend on earnings, cash flows and capital requirements.

I will now hand over to Dave Van der Linden for an overview of the dry bulk market.

Dave Van der Linden

Thank you, Maria. And again, welcome to all the participants on this latest quarterly earning's call from Diana Shipping Inc. Slide 15 gives a brief dry bulk market overview and some geopolitical and trade developments. The dry bulk market started 2026 on strong footing, continuing the momentum across all sizes, which we saw in the second half of 2025, and ignoring, again, the traditional market seasonality.

The factors supporting the market remain the same, not necessarily an explosion in demand, but rather a utilization tightening caused by longer ton miles, a substantial dry dock schedule and slower speed. Capesize vessels, again, outperformed Q1 earnings at 26,405 based on the new 185.5tc index and the best start of the year since 2010. Midsized vessels have been catching up nicely, with Q1 earnings averaging 15,395 for Panamax and 14,577 for Ultramax vessels.

The 12 month time charter rate has increased on all sizes as well compared to the previous quarter, underlying positive sentiment. For a 182 index type vessel without scrubber, the one year rate now stands around 34,000 a day. The equivalent rate for modern Kamsarmax is around 20,000 a day and the modern Ultramax can get about 18,500 a day for a year. Part of this unusually strong first quarter can be attributed to an exceptionally late Chinese New Year, which saw some early restocking activity. However, much like last year, 2026 has so far witnessed significant geopolitical and trade disruptions that continue to alter shipping patterns and freight dynamics.

The Middle east conflict has caused bunker prices to spike and owners have been deviating their vessels to secure adequate supply of fuel. Long distance routes like the Brazil and West Africa to China has caused the Capesize fleet to lower their average speed by 4%. Furthermore, we have seen strong coal movements with Japan's Trade and Industry Ministry, as well as the South Korean, Vietnamese and Taiwanese governments all indicating stronger interest in coal procurement as a near-term solution to alleviate energy security concerns. It is worth noting that analysts see significant effects of the conflict in adjacent industries as well, such as nickel production and agricultural planning.

Torstone [ph] notes that in Australia many farms are switching from wheat to crops like barley and canola, that either need less fertilizer or sell for a higher price. The harvest for Australian wheat due towards year-end could be between 16% and 41% smaller. China's economic stimulus measures and infrastructure spending continue to support commodity imports, while India's consistent appetite for coal and iron ore reinforces its position as an increasingly important demand center for dry bulk commodities.

Nevertheless, according to the Economic Times, Coal India is planning a 10-year roadmap to slash the 243 million tons of coal that they import currently through increased domestic production cost, quality upgrades and logistical cost parity. In the Capesize sector, we saw particularly strong Australian iron ore flow supporting the Pacific, while the guinea bauxite exports continue to grow unabated. Having said that, there is some concern about a possible export limit to be imposed by the Guinean government in the second half of the year.

Danish Ship Finance notes that the iron ore trade, which is still the most durable of Chinese seaborne commodity relationships, is changing beneath the surface. The steel industry is beginning to shift away from blast furnaces towards electric arc furnaces, which require cleaner, higher grade ore. Australia built an entire export economy around the blast furnace grade and does not produce the new grade at scale, whereas Brazil and West Africa do.

China Bai Wu, the world's largest steelmaker, has secured majority control of the Simandou deposit in guinea, the largest untapped high grade iron ore reserve on the planet. The Chems Almax sector has seen the most impressive growth so far, relatively supported by grain shipments in the Atlantic and coal shipments in the Pacific. The Ultramax sector has managed to take advantage of the same trading pattern and has additionally seen an increase in Atlantic coal shipments. However, Indonesia, which is a major factor for these vessel sizes, plans to tighten control over commodity exports, including coal palm oil to clamp down on tax evasion and bolster a plunging rupiah.

Moving to the next slide, we look at some macroeconomic considerations and some key demand drivers. As mentioned before, the year has started historically strong. Iron ore and bauxite support the Capesize vessels and long haul grain shipments for the midsized vessels. Iron ore exports have been particularly well-supported through Q1, driven by consistently strong shipments from both Australia and Brazil and complemented by additional cargoes from West Africa and Canada, thereby tightening lightning tonnage in the Atlantic.

Total seaborne trade in coal continues to be under pressure with China's imports recording negative growth for the quarter combined with an increase of inland imports with Mongolia. Bauxite continues to be the big success story. And it's worth noting that in Q1, the Diana Newcastle Max fleet was almost entirely employed in the bauxite trade, whereas the Capesize trade carried mostly iron ore and coal. Meanwhile, global seaborne grain loading staged a strong recovery in Q1, with Access Marine data showing volumes rising nearly 11% year-on-year.

US and Brazil together accounted for nearly 50% of the total grain shipments. It was for the first time since 2022 that the US shipped more volume than Brazil in Q2. Interestingly, China, still the world's largest grain importer, accounted for only a limited share of this growth. Towards the end of the quarter, however, the agricultural sector started facing some headwinds due to war related uncertainty, revised fetal sanitary inspection procedures in Brazil at China's request, and the surge of nitrogen fertilizer prices by nearly 40%.

It is worth noting that BIMCO estimates that the Strait of Hormuz disruption has caused an 8% increase in Panama Canal transits, with slots being auctioned at record levels, and delays last seen during the severe 2023 drought. The canal is currently operating near maximum capacity and any further disruptions such as reduced rainfall during the expected El Nino may cause vessels to reroute via Cape of Good Hope.

Regarding global GDP, it is clear that the impact of the Middle east conflict is starting to bite, with several countries including Germany already revising their 2026 forecast downwards. The IMF itself presented three separate scenarios in their latest World Economic Outlook. A reference forecast whereby the conflict is relatively short-lived, growth is slightly Revised down to 3.1% for 2026 and 3.2% for 2027.

Second scenario is a more protracted conflict for the IMF called the adverse scenario where world GDP growth forecast of 2026 falls to 2.5%, assuming the petroleum spot price index will average $100 a barrel in 2026 and around $75 in '27. And then they also have a severe scenario, which is based on average petroleum spot prices of about $110 barrels in 2026 and $125 in 2027 which could cause the global economy to grow barely 2% for 2026.

Moving to the tonnage supply on slide 17, elevated new building prices remain a deterrent for most protective buyers with values for Capesize reaching their highest level in 17 years, around $76 million, $77 million for late 2029 early 2030 deliveries. Extended delivery swaps at major shipyards which remain heavily committed to high margin container and oil and gas projects have further constrained ordering appetite.

Q1 ordering in the tanker market, however, was the highest on record and is continuing to be very strong. According to Clarksons, the bulk carrier fleet is forecast to grow by 3.2% in 2016, only 1.7% for Capes and Q1 saw the lowest delivery total in Cape size vessels since 1998. For Kamsarmax and Ultramax vessels, the fleet projected increase is a substantial 4.3% and 4.5% respectively, and the deliveries for both these segments were substantial in Q1. However, this was partly offset by the number of vessels affected by the Middle east conflict which are either stuck in the Persian Gulf or still have cargo on board destined to that area.

Brehmer notes that on March 1, 2.2% of the dry bulk fleet capacity was off market due to the war in the Middle east, either stranded west of the Strait of Hormuz or carrying cargoes bound for Middle East Gulf ports. Today this figure has fallen to about 1.2% of dry bulk capacity. The impact varies by fleet sector, 2% of the Panamax dead weight capacity, 1.4% of Ultramax and only 0.3% of Cape SaaS capacity.

Regarding the bulk carrier fleet order book, according to IFCHOR GALBRAITHS, it now stands at around 160 million ton deadweight, nearly 1,800 vessels, which represents nearly 13% of the existing fleet. Sentiment in the ship recycling industry remains cautious. Markets in Pakistan and Bangladesh saw firm fundamentals despite a shortage of available units. Ground rupee depreciation and rising gas costs are dampening buyer activity in India. Barely one million tons of dead weight dry bulk vessels were recycled in Q1.

And then let's end in slide 18 with the main positive and negative factors that analysts expect will influence the dry bulk carrier market going forward. On the positive side, we have global seaborne trade which is expected to stay firm for the balance of the year, supported by iron ore demand and minor bulks, mainly bauxite and grains ton mile support is expected to continue with longer iron ore flows from Brazil and West Africa.

Grain exports from east coast South America are expected to remain strong and the significant dry dock schedule combined with modest deliveries especially in the Capesize segments could be seen as a positive. 2025 saw a surge in dry dock activity with more than 3,200 dry bulk vessels undergoing special surveys and 2026 is scheduled to be similar.

On the negative side, fleet growth, especially for Kamsarmax and Ultramax could exceed demand and demolition is expected to stay historically low. Coal demand, while seeing a temporary increase, is expected to remain under pressure especially in China. Macro and policy risk also especially in China and Indonesia, as mentioned before. And then, of course, the geopolitical uncertainty which can highly influence the global economy. It is very hard to predict the medium to long-term effects of the Middle east conflict on dry bulk and the economy in general.

And on this note, I will pass the call Back to our CEO, Mrs. Semiramis Paiu for some important takeaway points from this earnings call.

Semiramis Paiu

Thank you, Dave. Thank you. Before concluding today's presentation, I'd like to highlight our ESG performance. At Diana Shipping Inc., we remain committed to maintaining an industry leading ESG structure and continuously strengthening our sustainability practices. You can find our latest ESG report published in September 2025 on our website. In summary, Diana Shipping Inc. Stands on a strong foundation built on over 50 years of industry experience and 21 years on the New York Stock Exchange, a seasoned management team adapt to addressing industry challenges and identifying opportunities, strong stakeholder relationship and a disciplined strategic approach, a solid balance sheet with a strong cash position and a counter cyclical mindset, ongoing fleet modernization efforts, a focus on rewarding our shareholders when possible and a robust ESG strategy.

Thank you for joining us today. We are now happy to take your questions and ask you to keep them focused on our first quarter performance and related topics.

Operator

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one, on your telephone keypad. The confirmation tone will indicate your line is in the question queue. You may press star, two, to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for your questions.

Our first questions come from the line of Kristoffer Barth Skeie with Arctic Securities. Please proceed with your questions.

Kristoffer Barth Skeie

Hello. Thank you for the presentation, and good afternoon. I was wondering, first, if we can touch upon the potential Genco transaction. Given you have upped your offer, are you seeing sort of increased luck here, that you can get the board of Directors of Genco to initiate discussions? And on the second note, you have this transaction that you have agreed with Star Bulk, should the transaction go through. In terms of that transaction, shouldn't that also have some type of revision given that the offer is higher and also asset values are higher since the initial offer? And also if you could share the specific vessels that you have agreed to sell, should a transaction go through.

Ioannis Zafirakis

OK. This is Ioannis Zafirakis, and thank you for the question. Everybody has to understand that the response to your question whether we're there to increase the price further is highly dependent on whether Genco will be sitting on the table meaningfully to do so. On the other hand, you understand that we are at a 15-year high in our shipping cycle. And also, there is a point where this deal does not make sense for Diana to happen. We have shown to everybody that what we are paying is very close to current net asset value of the company. And actually, most of the shipping deals that have been done recently, they were done at the discount to NAV close to 82%. As regards your second question, your second question, this is something that we cannot respond at this stage.

Kristoffer Barth Skeie

Sure. OK. Thank you, Ioannis. And a question on the market, especially related to bauxites out of Guinea. How do you see this risk going into second half? And do you sort of personal believe that it makes sense for Guinea to impose restrictions when sort of China is the main importer here?

Dave Van der Linden

Thank you, Christopher. No, it could be bluster. I mean, we've seen things like this with the Guinean government before. It could also be that China is using this to give the impression that the demand is not as strong or that they have been over buying. It's hard to say. It's hard to say where this is going to go. We remain, at Diana, agnostic on the situation and we will not change our strategy according to what the government of Guinea will do. But yeah, there is definitely some downside risk, but at the end of the day, I don't think it will be very significant.

Kristoffer Barth Skeie

OK. Perfect. Thank you. And then a final question for me, please give an update on Windward and how that company developing. Would be interesting to hear your view on the market there and whether we potentially could see some type of divestment or crystallization of values here on a later stage.

Ioannis Zafirakis

We, as regards to our investment in Windward, we are, generally speaking, very happy. The momentum is much better than when we started. The prices of new buildings and vessels that are similar to ours, they have gone up. The availability of charters, even the period of charter, has improved. And we are at this stage where we are evaluating all of our options as regards our chartering activity, even consolidation. This doesn't mean that they are to be consolidated or to consolidate; we are evaluating all of our options.

Kristoffer Barth Skeie

Sure, thank you. And then just final notes on that, Windward, any sort of guiding on the value here of the fleet on a mark-to-market basis, or the NAV for you?

Ioannis Zafirakis

Now, you are asking how we treat this investment in our books. Is that your question?

Kristoffer Barth Skeie

Yes.

Ioannis Zafirakis

Well, it depends. Our investment there was a benefit from our investment in Windward, in our numbers. Was it, Maria?

Maria Dede

Yes, we had the benefit when the new investor came in, in Windward. And because he ended in an increased value of the company, so we and the other shareholders had the benefit from this new investment.

Ioannis Zafirakis

Also, as regards the values, there was an increase, certainly of the values, more than 20%, easily. Now, the values have gone a little bit down, but still, we are talking of a substantial increase in the values in the vicinity of 20% carry fleet. A few months ago, it was close to 30%.

Kristoffer Barth Skeie

OK. Perfect. That's it for me. Thanks.

Operator

Thank you. As a reminder, if you would like to ask a question, please press star, one, on your telephone keypad. I am showing no further questions at this time. I'd like to hand the call back over to management for any closing remarks.

Semiramis Paiu

Thank you for joining us for Diana's first quarter of the year, 2026 financial results. We look forward to presenting to you again in the next quarter. Thank you.

Operator

Thank you, ladies and gentlemen. This does now conclude today's teleconference. We appreciate your participation. You may disconnect your lines at this time. Enjoy the rest of your day.

This transcript is generated by automated closed captioning, has not been edited, and may not be entirely accurate.

Earnings Presentation

We create to share Financial Results for the 1st Quarter of 2026 May 28, 2026

Director & President Ioannis Zafirakis Director & Chief Executive Officer Semiramis Paliou Co-CFO & Treasurer Maria Dede Our Presenting Team Our Company’s confidence stems from our established track record We create to share 2 Chief Commercial Officer of Diana Shipping Services S.A. Dave Van der Linden Maria Dede

We create to share 3 Financial Results for the 1st Quarter of 2026

Forward Looking Statements Cautionary statement regarding onward-looking statements This presentation does not constitute or form part of and should not be construed as an offer to sell any security or an invitation, solicitation, or inducement to purchase or subscribe for any security. This presentation should not be construed and does not constitute either advice or a recommendation regarding the purchase, holding or sale of any security. No representations or warranties, express or implied, are given in, or in respect of the accuracy or completeness of any information included in, this presentation. Matters discussed in this presentation may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. We undertake no obligation, except as required by law, to publicly update or revise any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise. The forward-looking statements in this presentation are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. In addition to these important factors, other important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward- looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company’s vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, including risks associated with the continuing conflict between Russia and Ukraine and related sanctions, potential disruption of shipping routes due to accidents or political events, including the escalation of the conflict in the Middle East, vessel breakdowns and instances of off-hires and other factors. Please see the Company’s filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The Company undertakes no obligation to revise or update any forward- looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. We create to share 4

US$168.5m SECURED REVENUES3 US$124.5m OF CASH2 46% NET DEBT/MARKET VALUE1 4.1m DWT CARRYING CAPACITY 12.49 years AVERAGE AGE3 99.9% AVERAGE FLEET UTILIZATION4 11 groups OF SISTER VESSELS 21% 9% 35% 12% 10% 13% Newcastlemax Capesize Post- Panamax Kamsarmax Panamax Ultramax 941 employees2 ACROSS SEA & ASHORE FOUNDED 4.41m MT Cargo Carried2 1972 LISTED SINCE 2005 STRONG ESG FOCUS GLOBAL OPERATIONS 36 vessels ON THE WATER5 1 vessel MORTGAGE FREE 2 newbuildings TO BE DELIVERED WITH METHANOL DUAL-FUEL PROPULSION Source: Company Information Note 1) Fleet market values as of March 31, 2026. Note 2) As of March 31, 2026. Note 3) As of May 20, 2026. Note 4) For the three months ended March 31, 2026. Note 5) 31 vessels are managed by Diana Shipping Services S.A. and 5 vessels are managed by Diana Wilhelmsen Management Limited. Diana’s Key Points We create to share 5

Source: Company Information • In January 2026, we announced our intention to nominate a slate of six highly qualified director candidates for election to the Board of Directors of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”) at Genco’s 2026 Annual Meeting of Shareholders to be held on June 18, 2026. • In March 2026, we increased our offer to $23.50 per share in cash, to acquire all outstanding shares of Genco not already owned by Diana,backed by $1.433 billion in fully committed financing and supported by a definitive agreement with Star Bulk Carriers Corp. (Nasdaq: SBLK) to acquire 16 Genco vessels for $470.5 million in cash. • In May 2026, we launched a tender offer to acquire all outstanding shares of Genco for $23.50 per share in cash. • As of May 20, 2026, we have secured US$123.5 million of contracted revenues for 83% of the remaining ownership days of the year 2026 and have secured US$44.1 million of contracted revenues for 17% of the ownership days of the year 2027. • In May 2026, we were awarded the Gold Award in the “Governance Leader Award” category at the Environmental Social and Governance (ESG) Shipping Awards 2026. • In May 2026, we declared a cash dividend in the amount of US$0.01 per common share for the first quarter of 2026. Highlights of the 1st Quarter 2026 and recent developments We create to share 6

Source: Company Information Increased All-Cash Offer to Acquire Genco Shipping & Trading to $24.80 per share We create to share 7 We amended our Tender Offer Price to $24.80 per share in cash and extended the Tender Offer deadline to June 26, 2026 • The revised offer price will be adjusted on a one-for-one basis for any dividends or other distributions declared or paid to shareholders following announcement of the offer. Our increased offer represents a compelling value for Genco shareholders across every relevant measure, including: • a 39% premium to Genco's undisturbed closing share price on November 21, 2025; • a 48% premium to Genco's 30-day volume-weighted average price as of that date; and • pricing at approximately 1.0x Genco's net asset value (“NAV”) adjusted for Genco management newly adopted incentive plan – at cyclically high asset values. Before Diana's involvement, Genco traded at an average 30% discount to NAV since 2020 • If the offer is not completed, Genco's share price could decline to approximately $18 per share if the stock reverts back to its historical trading. Urges Genco Shareholders to Vote the GOLD Universal Proxy Card “FOR” Diana's Six Independent Director Nominees at the 2026 Annual Meeting

Recent Chartering Activity* Previous Charter Period Fixed Period ** $16,000 $17,297 $27,500 $0 $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 ULTRAMAX PANAMAX, KAMSARMAX, POST-PANAMAX CAPESIZE Weighted average contracted charter rate ($ per day) 3 vsls 1 vsl 1 vsl 387 days 641 days VESSEL TYPE BUILT RATE CHARTERER New York Capesize 2010 $27,500 Refined Success Limited Myrto Kamsarmax 2013 $16,650 Nippon Yusen Kabushiki Kaisha, Tokyo DSI Pyxis Ultramax 2018 $16,000 Oldendorff GmbH & Co. KG Crystalia Panamax 2014 $16,200 SwissMarine Pte. Ltd., Singapore Polymnia Post-Panamax 2012 $20,000 Oldendorff GmbH & Co. KG Q1/25 Q2/25 Q3/25 Q4/25 Q1/26 Q2/26 Q3/26 Q4/26 Q1/27 Q2/27 Q3/27 Q4/27 Q1/28 Q2/28 408 days *From February 20, 2026 until May 20, 2026. **Average Period calculated based on earliest redelivery date. Source: Company’s filings with the U.S. Securities and Exchange Commission We create to share 8

Disciplined & Non-Speculative Chartering Strategy

Average Daily TC Rate of Fixed Revenues US$18,338**
For the remaining of 2026

17% unfixed days**
for the remaining of 2026

Average contract duration**
1.24 years

Secured Revenues US$123.5m**
for the remaining of 2026

VESSEL	TYPE	RATE
Fleet Average		*$17,753*
New York	Capesize	$27,500
Myrto	Kamsarmax	$16,650
Maia	Kamsarmax	$14,000
DSI Pyxis	Ultramax	$16,000
Seattle	Capesize	$24,500
DSI Andromeda*	Ultramax	$14,600
Florida*	Capesize	$25,900
Crystalia	Panamax	$16,200
Amphitrite	Post-Panamax	$16,500
Polymnia	Post-Panamax	$20,000
Santa Barbara*	Capesize	$25,500
DSI Aquila	Ultramax	$14,500
Phaidra	Post-Panamax	$14,500
Semirio	Capesize	$21,650
DSI Altair	Ultramax	$14,750
DSI Pollux	Ultramax	$14,750
Myrsini	Kamsarmax	$13,500
New Orleans*	Capesize	$26,000
Electra	Post-Panamax	$14,000
P.S. Palios	Capesize	$25,200
DSI Aquarius	Ultramax	$14,500
San Francisco	Newcastlemax	$26,000
Maera	Panamax	$11,750
DSI Phoenix	Ultramax	$13,500
G. P. Zafirakis	Capesize	$26,800
Leonidas P. C.	Kamsarmax	$14,000
Los Angeles	Newcastlemax	$24,000
Newport News	Newcastlemax	$25,000
Astarte	Kamsarmax	$12,500
DSI Polaris	Ultramax	$12,250
Leto	Panamax	$12,750
Atalandi	Panamax	$10,100
Philadelphia	Newcastlemax	$21,500
DSI Pegasus	Ultramax	$14,250
Medusa	Kamsarmax	$13,000
Ismene	Panamax	$11,000



Q4/25
Q1/26
Q2/26
Q3/26
Q4/26
Q1/27
Q2/27
Q3/27
Q4/27
Current Chartering Period
Previous Chartering Period
Redelivery window
Dry docking
Off-hire

- Committed to a conservative chartering strategy since inception
- Medium to long-term time charters which are spread out to avoid clustered maturities
- The strategy provides earnings visibility and strengthens resilience to market downturns

*Bareboat chartered-in.
**As of May 20, 2026.
Source: Company Information

DSX
LISTED
NYSE

We create to share 9

1st Quarter 2026 *Source: Company’s filings with the U.S. Securities and Exchange Commission. The statement may include rounding differences **See appendix for Adjusted EBITDA calculation. Financial Highlights for the 1st Quarter 2026* 1st Quarter 2025 March 31, 2026 December 31, 2025 TC Revenues $54.7m $54.9m Adjusted EBITDA** $23.3m $23.3m Net Income $29.1m $3.0m Earnings Per Common Share, Diluted $0.25 $0.01 Cash, cash equivalents and restricted cash $124.5m $122.3m Long-term debt and finance liabilities, net of deferred financing costs $621.1m $636.1m We create to share 10

Summary of Selected Financial & Other Data* Statement of Income Data US$ Millions US$ Millions Time charter revenues 54.7 54.9 Voyage expenses 3.1 3.0 Vessel operating expenses 19.5 20.0 Net income 29.1 3.0 Net income attributable to common stockholders 27.7 1.6 Fleet data Average number of vessels 36.0 37.8 Number of vessels 36.0 37.0 Weighted average age of vessels 12.4 11.4 Ownership days 3,240 3,401 Available days 3,222 3,303 Operating days 3,219 3,289 Fleet utilization 99.9% 99.6% Average Daily Results US$ US$ Time charter equivalent (TCE) rate** 16,035 15,739 Daily vessel operating expenses*** 6,009 5,866 Three months ended March 31, 2026 2025 *Source: Company’s filings with the U.S. Securities and Exchange Commission. The statement may include rounding differences **Time charter equivalent rates, or TCE rates, are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE is a non-GAAP measure. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters are generally expressed in such amounts. ***Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by ownership days for the relevant period. We create to share 11

Current Debt Profile* Source: Company * Subject to mutual agreement on margin reset in year 2027 regarding the US$100 million facility with DNB Bank. $249.9 $197.7 $145.6 $52.9 $0.0 $93.2 $82.1 $70.5 $34.3 $27.6 $175.0 $175.0 0 100 200 300 400 500 600 700 2027 2028 2029 2030 2031 2032 US$ million Debt Balance Profile PROJECTED SENIOR UNSECURED BOND BALANCE PROJECTED SLB UNAMORTIZED BALANCE PROJECTED LOAN BALANCES OUTSTANDING $10.7 $11.2 $11.6 $10.2 $6.7 $3.2 $52.1 $52.1 $48.3 $27.9 $8.8 $175.0 $26.0 $24.4 $3.8 $64.8 $43.1 $1.0 0 20 40 60 80 100 120 140 160 180 200 220 240 2027 2028 2029 2030 2031 2032 US$ million Debt Amortization Profile CREDIT FACILITIES MATURITIES SLB PURCHASE OBLIGATION SENIOR UNSECURED BOND MATURITY CREDIT FACILITIES AMORTIZATION SLB AMORTIZATION We create to share 12

Breakeven vs Estimated Revenue for the remainder of 2026 & 2027*

Daily Estimated Cash Uses vs TC Revenues



$6,009
$4,755
$1,815
$2,133
$947
$445
$240
$16,344
$2,039
$2,857
$18,383
Unfixed
$18,600
Fixed
$18,338
$19,201
Unfixed
$19,067
Fixed
$19,858
Opex
Debt Amortization
Interest expense, net
G&A
Voyage expenses
Preferred Dividend
Dry-dock provision
FCF Breakeven**
2026
2027
Average Daily TC Rate***

FFA rates as of May 20, 2026						
	Ultramax	Panamax	Kamsarmax	Post-Panamax	Capesize	Newcastlemax
Q2 2026	$18,500	$18,200	$19,500	$18,200	$36,800	$44,200
Q3 2026	$19,000	$18,500	$19,800	$18,500	$33,100	$39,700
Q4 2026	$17,400	$17,100	$18,400	$17,100	$31,900	$38,300
Q1 2027	$13,500	$13,300	$14,600	$13,300	$22,900	$27,500
Q2 2027	$15,700	$14,800	$16,200	$14,800	$28,300	$34,000
Q3 2027	$14,800	$14,200	$15,500	$14,200	$27,800	$33,400
Q4 2027	$14,500	$13,600	$14,900	$13,600	$27,800	$33,400
Q1 2028	$13,600	$12,800	$14,200	$12,800	$23,100	$27,800
Q2 2028	$13,600	$12,800	$14,200	$12,800	$23,100	$27,800
Q3 2028	$13,600	$12,800	$14,200	$12,800	$23,100	$27,800
Q4 2028	$13,600	$12,800	$14,200	$12,800	$23,100	$27,800

Estimated Cash Uses vs TC Revenues (2026)



$48.9
$38.7
$14.8
$17.4
$7.7
$3.6
$2.0
$133.0
$16.6
$149.6
Unfixed
$26.1
Fixed
$123.5
Opex
Debt Amortization
Interest expense, net
G&A
Voyage expenses
Preferred Dividend
Dry-dock provision
FCF Breakeven**
2026
TC Revenues***

Estimated Cash Uses vs TC Revenues (2027)



$79.0
$62.5
$23.8
$28.0
$12.4
$5.8
$3.2
$214.8
$37.5
$252.3
Unfixed
$208.2
Fixed
$44.1
Opex
Debt Amortization
Interest expense, net
G&A
Voyage expenses
Preferred Dividend
Dry-dock provision
FCF Breakeven**
2027
TC Revenues***

DSX
LISTED
NYSE

* From May 20, 2026
** As of March 31, 2026
*** Assumes vessels fixed for 12 months upon redelivery to owners from previous charter
Source: Company's filings with the U.S. Securities and Exchange Commission

We create to share 13

Dividend payout since 2021 Source: Company $0.459 $0.184 $0.101 $0.150 $0.070 $0.100 $0.200 $0.250 $0.275 $0.175 $0.150 $0.150 $0.150 $0.075 $0.075 $0.075 $0.010 $0.010 $0.010$0.010 $0.010 $0.010 $0.010 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Cumulative dividend payout Cash dividend per share Dividend in kind per share Cumulative dividend paid since 2021 = $2.71 per common share We create to share 14

Dry Bulk Market Overview Sources: Clarksons SIN; Banchero Costa Research 12 month TC Rates Comments 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 US$/day* Capesize Panamax Ultramax Comments • Q1 2026 continued the strong momentum of second half 2025. • Capesize vessels outperformed, with Q1 average earnings at $26,405. One year T/C rate for a modern 182K DWT stands around $34,000 per day. • Midsize vessels had a strong Q1, with average earnings at $15,395 for Kamsarmax and $14,577 for Ultramax vessels. The one year T/C rate is around $20,000 and $ 18,000, respectively. • Supply growth very low on Capes with only 7 units delivered. Higher deliveries of Kamsarmax and Ultramax but offset by the effects of the Middle East conflict. • Strong period market points at continued positive sentiment. We create to share 15

Key demand drivers GDP growth Dry bulk trades • Global GDP growth remains steady, but warnings of downward revisions from individual countries, like Germany, as well as from the IMF. • Modest demand growth of around 1%, off set by tonne-mile increases and the Middle East conflict. • Strong Q1 for Chinese iron ore imports. • Coal demand remains fragile, especially in China, due to policy and domestic production. • Evolving cargo mix combined with new trade routes. Minor bulks, such as bauxite and grains, show strong growth. • Demand growth in Asia, outside of China, supported the market in Q1. GDP growth 2025e 2025a 2026e 4.8% 5.0% 4.4% 6.6% 7.6% 6.5% 2.0% 2.1% 2.3% 1.2% 1.6% 1.3% 3.2% 3.4% 3.1% 0 5,000 10,000 15,000 20,000 25,000 30,000 Billion ton-miles Iron ore Minor bulk Grains & Soybeans Coal -4.0 -2.0 0.0 2.0 4.0 6.0 8.0 % yr/yr Sources: Clarksons SIN; Banchero Costa Research We create to share 16

Source: Clarksons SIN Supply Outlook The dry bulk orderbook as % of total fleet is 13%. Dry bulk deliveries in million DWT Dry bulk orderbook in % of existing fleet 0.00 10.00 20.00 30.00 40.00 50.00 60.00 70.00 80.00 90.00 100.00 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026e 2027e 2028+e Panamax Capesize Smaller bulk vessels 0.00 10.00 20.00 30.00 40.00 50.00 60.00 70.00 80.00 90.00 100.00 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026e Total dry bulk Capesize Panamax We create to share 17

Positive and negative factors impacting the dry bulk shipping industry On the positive side: - Global seaborne trade is expected to stay firm for the balance of the year, supported by iron ore demand and minor bulks, such as bauxite and grains. - Tonne-mile support is expected to continue, with longer iron ore flows from Brazil and West Africa. - Grain exports from East Coast South America are expected to remain strong. - Significant drydock schedule, combined with modest deliveries, especially in the Capesize segment. On the negative side: - Fleet growth, especially for Kamsarmax and Ultramax, could exceed demand, and demolition is expected to remain at historical lows. - Coal demand, while seeing a temporary increase, is expected to remain under pressure, especially in China. - Macro and policy risks, especially in China and Indonesia. - Geopolitical uncertainty can highly influence the global economy. It is very hard to predict the medium to long term effects of the Middle East conflict on drybulk and the economy in general. Sources: Clarksons SIN; Banchero Costa Research We create to share 18

Industry Leading Sustainability Structure Source: Company Information Participant of: Climate & Environmental Corporate Sustainability & ESG Performance Transparency This report has been limited assured in accordance with International Standard on Assurance Engagements 3000 (Revised), Assurance Engagements Other than Audits or Reviews of Historical Financial Information (“ISAE 3000” (Revised)), issued by the International Auditing and Assurance Standards Board (“IAASB”) by Deloitte Certified Public Accountants S.A. We create to share 19

Leading pure play dry bulk carrier company... …with a consistent, non- speculative and disciplined strategy Experienced management team ready to deliver on the challenges of the shipping industry Maintaining a solid balance sheet with strong cash position of US$124.5m and net LTV of 46% Rewarding our shareholders with attractive cash and in-kind dividends, whenever possible. Listed on NYSE since 2005 Legacy safely navigated through shipping cycles since 1972 Countercyclical approach through strengthening the balance sheet in strong markets. No restructuring at any time in the cycle Focusing on a modern high quality fleet to ensure efficient operations Excellent ongoing stakeholder engagement maintaining its high reputation and strong relationships Consistently staggered chartering strategy targeting quality counterparts Summary ESG Strategy a strong ethical culture a solid governance, and advanced digitalization initiatives, ensuring long-term excellence. We create to share 20

Q & A

Appendix - Income Statement for the three months ended March 31, 2026 and 2025 - Balance Sheet as of March 31, 2026 and December 31, 2025 - Organization Structure - Reputable charter counterparts - Adjusted EBITDA calculation for the three months ended March 31, 2026 and 2025 We create to share 22

Income Statement Adjusted EBITDA Calculation We create to share 23

Balance Sheet We create to share 24

Organizational structure Note 1) 100% owned if not indicated otherwise We create to share 27 Diana Energize Inc. 24% 45 SPCs 50% 50% 25% 34% Diana Ship Management Inc. Komi Shipping Company Inc. & Diana General Partner Inc. Diana Energize Inc. Diana Gas Inc. Cebu Shipping Company Inc. 80% Bergen Ultra LP

Reputable charter counterparts Source: Company We create to share 26

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of May 28, 2026, Diana is the beneficial owner of 6,264,548 shares, representing approximately 14.4% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. On May 27, 2026, Diana (i) increased the offer price from $23.50 per share in cash to $24.80 per share in cash, and (ii) extended the expiration of the Offer to 5:00 p.m., New York City time, on June 26, 2026, unless further extended. To the extent that Genco declares a cash dividend or other distribution on the Genco shares, the offer price will be reduced by the amount payable per share.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco's outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco's shareholder rights plan; (iv) the Genco Board's approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $24.80 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $24.80 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC's website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.